Exhibit (23)

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

•	Form S-3 Nos. 333-208201 and 333-65347;

•
Form S-8 No. 333-30311 pertaining to the Dayton Hudson Corporation Executive Deferred Compensation Plan, the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Dayton Hudson Corporation SMG Executive Deferred Compensation Plan, and the Dayton Hudson Corporation Director Deferred Compensation Plan;

•	Form S-8 No. 333-86373 pertaining to the Dayton Hudson Corporation Long-Term Incentive Plan of 1999;

•
Form S-8 Nos. 333-112260 and 333-75782 pertaining to the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, Target Corporation Director Deferred Compensation Plan, Target Corporation Executive Deferred Compensation Plan, and the Target Corporation SMG Executive Deferred Compensation Plan;

•	Form S-8 No. 333-116096 pertaining to the Target Corporation Long-Term Incentive Plan;

•
Form S-8 No. 333-131082 pertaining to the Target Corporation Director Deferred Compensation Plan, Target Corporation Executive Deferred Compensation Plan, and the Target Corporation SMG Executive Deferred Compensation Plan;

•	Form S-8 No. 333-174921 pertaining to the Target Corporation 2011 Long-Term Incentive Plan; and

•	Form S-8 No. 333-205027 pertaining to the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan;
of our reports dated March 14, 2018, with respect to the consolidated financial statements of Target Corporation and the effectiveness of internal control over financial reporting of Target Corporation, included in this Annual Report (Form 10-K) for the year ended February 3, 2018.

/s/ Ernst & Young, LLP
Minneapolis, Minnesota March 14, 2018